UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

345-B Nowlin Lane, Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)

Registrant's telephone number, including area code: (423) 510-7010

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 3, 2006, The Dixie Group, Inc. (" Dixie"), each of the subsidiaries of Dixie as guarantors, Bank of America, N.A., in its capacity as collateral and administrative agent for the Lenders, and the Lenders entered into that certain Third Amendment to the Amended and Restated Loan and Security Agreement (the "Third Amendment").  The Third Amendment amends that certain Amended and Restated Loan and Security Agreement, dated April 14, 2004 (the “Loan Agreement”). Among other things, the Third Amendment increases the aggregate amount of the facility from $70 million to $80 million by increasing the revolving credit portion of the facility from $50 million to $60 million and amends certain terms of the agreement to facilitate the increase.

Except as specifically set forth in the Third Agreement, the other provisions in the Loan Agreement remain unchanged and the Loan Agreement remains in full force and effect.

The foregoing description of the Third Amendment is a general description only and is qualified in its entirety by reference to the Third Amendment, copies of which are attached hereto as Exhibit 10.1

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

10.1     Third Amendment dated May 3, 2006, to Amended and Restated Loan and Security Agreement, by and among The Dixie Group, Inc., each of its subsidiaries as guarantors, Bank of America, N.A., in its capacity as collateral and administrative agent for the Lenders, and the Lenders (as such term is defined in the Loan Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2006	THE DIXIE GROUP, INC.
By: /s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer